SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 3, 2002

Commission	Exact Name of Registrant as	I.R.S. Employer
File Number	Specified in its Charter	Identification No.

1-11607	DTE Energy Company	38-3217752
(a Michigan corporation)
2000 2nd Avenue
Detroit, Michigan 48226-1279
313-235-4000

1-2198	The Detroit Edison Company	38-0478650
(a Michigan corporation)
2000 2nd Avenue
Detroit, Michigan 48226-1279
313-235-4000

Item 5. Other Events.

     On December 3, 2002, DTE Energy Company (DTE) entered into a definitive agreement with affiliates of Kohlberg Kravis Roberts & Co. and Trimaran Capital Partners LLC providing for the sale of its wholly owned subsidiary, International Transmission Company (ITC), for approximately $610 million in cash. ITC owns DTE’s transmission system, consisting of high-voltage electric transmission lines and associated facilities and easements. The Detroit Edison Company, a wholly owned subsidiary of DTE and a Michigan electric public utility (Detroit Edison), utilizes the ITC transmission system.

     Following receipt of regulatory approvals, it is anticipated that the transaction will close in first quarter 2003.

     As provided in Federal Energy Regulatory Commission (“FERC”) regulations, Detroit Edison will continue to have fair and open access to Michigan’s electric transmission network following the sale. The ITC electric transmission system will continue to be operated by the Midwest Independent System Operator. Under the terms of the pending agreement, ITC will seek FERC approval to cap the transmission rates charged to Detroit Edison’s customers at current levels until December 31, 2005; thereafter, such rates will be subject to adjustment by FERC.

Forward-Looking Statements:

This Form 8-K contains “forward-looking statements” that are subject to risks and uncertainties. They should be read in conjunction with the forward-looking statements in DTE’s and Detroit Edison’s 2001 Form 10-K Item 1 (incorporated by reference herein), and in conjunction with other SEC reports filed by DTE and Detroit Edison that discuss important factors that could cause DTE’s and Detroit Edison’s actual results to differ materially. DTE and Detroit Edison expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events or developments.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date:	December 3, 2002.	DTE ENERGY COMPANY
(Registrant)

		By:	N. A. Khouri Vice President and Treasurer

Date:	December 3, 2002.	THE DETROIT EDISON COMPANY
(Registrant)

		By:	N. A. Khouri Vice President and Treasurer

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